Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Roth CH Acquisition V Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Securities Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.0001 per share(3)	457	10,000,000(1)	$10.82	$108,200,000	0.0001476	$15,970.32

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$108,200,000	0.0001476	$15,970.32
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Total Fee Due							$15,970.32

(1) Represents a maximum of 10,000,000 shares of the common stock, par value $0.0001 per share (the “Common Stock”) of Roth CH Acquisition V Co., a Delaware corporation (“Roth CH”) issuable in connection with the business combination with New Era Helium Corp.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The Common Stock of ROCL is quoted on Nasdaq. The proposed maximum price per share is based on the average of the high and low sales price on February 9, 2024, of $10.82.

(3) Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.